PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 21, 1998)

                                                  FILED PURSUANT TO RULE 424(B)5
                                                              REG. NO. 333-50197

                                4,000,000 SHARES
                         LEHMAN BROTHERS HOLDINGS INC.
                               DEPOSITARY SHARES
                    EACH REPRESENTING 1/100TH OF A SHARE OF
                   5.67% CUMULATIVE PREFERRED STOCK, SERIES D
                               ------------------

    Each Depositary Share (a "Depositary Share") represents ownership of 1/100th of a share of 5.67% Cumulative Preferred Stock, Series D, $1.00 par value per share (the "Series D Preferred Stock"), of Lehman Brothers Holdings Inc., a Delaware corporation (the "Company"), to be deposited with BankBoston, N.A. as Depositary and, through the Depositary, entitles the holder, proportionately, to all rights, preferences and privileges of the Series D Preferred Stock represented thereby. The proportionate stated value of each Depositary Share is $50.00. See "Description of Depositary Shares."

    The Series D Preferred Stock will not be redeemable prior to August 31, 2008. On and after such date, the Series D Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon not less than 30 days' notice, at a redemption price equal to $5,000.00 per share of Series D Preferred Stock (equivalent to $50.00 per Depositary Share) plus dividends accrued and unpaid to the redemption date.

    Dividends on the Series D Preferred Stock will be cumulative from the date of issuance and are payable quarterly, commencing August 31, 1998. The amount of dividends payable in respect of the Series D Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended, in respect of the dividends-received deduction. See "Description of Series D Preferred Stock--Dividends."

    Application will be made to list the Depositary Shares on the New York Stock Exchange. Trading of the Depositary Shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Depositary Shares. The shares of Series D Preferred Stock represented by the Depositary Shares will not be so listed, and the Company does not expect that there will be any public trading market for the Series D Preferred Stock except as represented by the Depositary Shares.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING
                                PRICE TO                 DISCOUNTS AND               PROCEEDS TO
                                PUBLIC(1)               COMMISSIONS(2)              COMPANY(1)(3)
Per Depositary
  Share...............           $50.00                      $1.00                     $49.00
Total (4).............        $200,000,000                $4,000,000                $196,000,000

(1) Plus accrued dividends, if any, from July 24, 1998.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $200,000.
(4) The Company has granted to the Underwriters an option, exercisable within 20 days of the date hereof, to purchase up to an additional 600,000 Depositary Shares at the Price to Public less Underwriting Discounts and Commission to cover overallotments, if any. If the Underwriters exercise the option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $230,000,000, $4,600,000 and $225,400,000, respectively. See "Underwriting."
                            ------------------------

    The Depositary Shares offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of Depositary Receipts will be made at the offices of Lehman Brothers Inc., on or about July 24, 1998 against payment therefor in immediately available funds.

    Following the initial offering of the Depositary Shares and subject to obtaining the approval of the New York Stock Exchange, Lehman Brothers Inc., a wholly-owned subsidiary of the Company, expects to offer and sell previously issued Depositary Shares in the course of its business as a broker-dealer. Lehman Brothers Inc. may act as principal or agent in, and this Prospectus Supplement may be used by Lehman Brothers Inc. in connection with, those transactions. Sales will be made at varying prices related to prevailing market prices at the time of sale.
                            ------------------------
LEHMAN BROTHERS
          ABN AMRO INCORPORATED
                     BEAR, STEARNS & CO. INC.
                                CHASE SECURITIES INC.
                                           NATIONSBANC MONTGOMERY
                                                        SECURITIES LLC

July 21, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEPOSITARY SHARES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF DEPOSITARY SHARES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE DEPOSITARY SHARES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                   CERTAIN TERMS OF SERIES D PREFERRED STOCK

GENERAL

    The following description of the Series D Preferred Stock offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Offered Preferred Stock set forth in the Prospectus, to which reference is hereby made. Certain terms not defined in this description are defined in the Prospectus. The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") and the Certificate of Designations of the Series D Preferred Stock (the "Certificate of Designations").

    Pursuant to action of the Board of Directors of the Company, the shares of Series D Preferred Stock represented by the Depositary Shares constitute a single series of Preferred Stock. As used herein, the term "Board of Directors" means the Board of Directors of the Company and includes any duly authorized committee thereof. The Series D Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. Shares of Series D Preferred Stock have no preemptive rights. Any shares of Series D Preferred Stock that are surrendered for redemption will be returned to the status of authorized and unissued Preferred Stock.

    The Series D Preferred Stock ranks on a parity with the Company's Cumulative Convertible Voting Preferred Stock, Series A, Cumulative Convertible Voting Preferred Stock, Series B, 5.94% Cumulative Preferred Stock, Series C and Redeemable Voting Preferred Stock as to both dividends and upon liquidation, dissolution or winding up.

    BankBoston, N.A. is the registrar, transfer agent and dividend disbursing agent for the shares of Series D Preferred Stock and also will serve as the Depositary for the Series D Preferred Stock.

DIVIDENDS

    Holders of shares of Series D Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Company legally available for payment, cumulative cash dividends at the rate of 5.67% per annum per share of the liquidation preference per share of Series D Preferred Stock (equivalent to $283.50 per annum per share of Series D Preferred Stock and $2.835 per annum per Depositary Share) and no more, in equal quarterly installments (rounded down to the nearest cent). See "Description of Depositary Shares--Dividends and Other Distributions" regarding the deferral of distribution of amounts that are fractions of one cent. Dividends on the Series D Preferred Stock will be payable quarterly, in arrears, on February 28, May 31, August 31 and November 30 of each year, commencing August 31, 1998 (each a "Dividend Payment Date"). If any date on which dividends would otherwise be payable shall be or be declared a national or New York State holiday, or if banking institutions in the State of New York shall be closed because of a banking moratorium or otherwise on such date, then the Dividend Payment Date will be the next succeeding day on which such banks shall be open. Dividends on shares of the Series D Preferred Stock will be fully cumulative and shall accrue (whether or not earned or declared), on a daily basis, without interest, from the previous Dividend Payment Date, except that the first dividend shall accrue, without interest, from the date of initial issuance of the Series D Preferred Stock. Accumulated and unpaid dividends will not bear interest. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Company at the close of business on the 15th day of the month in which such Dividend Payment Date occurs (each a "Dividend Payment Record Date"). Dividends payable on the Series D Preferred Stock for any full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such a 90-day quarter. Dividends will cease to accrue on the Series D Preferred Stock on the date of their earlier redemption, as described under "Optional Redemption" below, unless the Company shall default in providing funds for the payment of redemption price on the shares called for redemption pursuant thereto.

    No dividends may be declared or paid or set apart for payment on any stock of the Company on a parity with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series D Preferred Stock, dividends for all dividend payment periods of the Series D Preferred Stock ending on or before the Dividend Payment Date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series D Preferred Stock next preceding such Dividend Payment Date, on the other hand.

    Except as set forth in the preceding paragraph, unless full cumulative dividends on the Series D Preferred Stock have been paid through the most recently completed quarterly dividend period for the Series D Preferred Stock, no dividends (other than in common stock of the Company) may be paid or declared and set aside for payment or other distribution made upon the common stock or on any other stock of the Company ranking junior to or on a parity with the Series D Preferred Stock as to dividends, nor may any common stock or any other stock of the Company ranking junior to or on a parity with the Series D Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Company in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of Series D Preferred Stock outstanding to the last Dividend Payment Date shall have been paid or declared and set apart for payment) by the Company; provided that any such junior or parity stock or common stock may be converted into or exchanged for stock of the Company ranking junior to the Series D Preferred Stock as to dividends.

    If, prior to 18 months after the date of the original issuance of the Series D Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction for certain corporations (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), certain adjustments may be made in respect of the dividends payable by the Company, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) may become payable, as described below.

    The amount of each dividend payable (if declared) per share of Series D Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                  1-.35(1-.70)
                                  -----------
                                  1-.35(1-DRP)

    For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series D Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

    Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such Dividend Payment Date, will be payable (if declared) to holders of Series D Preferred Stock on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date or, if the Series D Preferred Stock is called for redemption prior to such Dividend Payment Record Date, to holders of Series D Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend so payable on the Series D Preferred Stock, then such amendment will not result in the payment of Post Declaration Date Dividends. The opinion referenced in the previous sentence shall be based upon the legislation amendment or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

    If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Dividend Payment Date as to which the Company previously paid dividends on the Series D Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series D Preferred Stock on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to holders of Series D Preferred Stock on the Dividend Payment Record Date following the date of enactment) or, if the Series D Preferred Stock is called for redemption prior to such Dividend Payment Record Date, to holders of Series D Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividends paid by the Company on each Affected Dividend Payment Date. The Company will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series D Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

    Notwithstanding the foregoing, no adjustment in the dividends payable by the Company shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Company, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series D Preferred Stock that reduces the Dividends-Received Percentage.

    In the event that the amount of dividends payable per share of the Series D Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Company will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of Series D Preferred Stock.

    Unless the context otherwise requires, references to dividends in this Prospectus Supplement and the accompanying Prospectus mean dividends as adjusted by the DRD Formula. The Company's calculation of the dividends payable, as to adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

OPTIONAL REDEMPTION

    The Series D Preferred Stock is not subject to mandatory redemption pursuant to a sinking fund or otherwise. The Series D Preferred Stock is not redeemable prior to August 31, 2008. On and after such date, the Company, at its option, may redeem shares of Series D Preferred Stock, as a whole or in part, at any time or from time to time, upon not less than 30 days' and no more than 60 days' written notice, at a redemption price equal to $5,000.00 per share (equivalent to $50.00 per Depositary Share), plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption. Dividends will cease to accrue from and after the redemption date on shares of Series D Preferred Stock so called for redemption, and all rights of holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease as of such date. If full cumulative dividends on the Series D Preferred Stock have not been paid or set apart for payment in respect of all prior dividend periods, the Series D Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of Series D Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series D Preferred Stock. If fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable.

VOTING RIGHTS

    The Series D Preferred Stock, except as provided below or as otherwise from time to time required by law, will have no voting rights.

    Whenever, at any time or times, dividends payable on the shares of Series D Preferred Stock or on any Parity Preferred Stock shall be in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the authorized number of directors of the Company will automatically be increased by two and the holders of the Series D Preferred Stock will have the right, with holders of shares of any one or more other classes or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable ("Voting Parity Stock"), voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Company's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrearages have been paid or set aside for payment, at which time such right will terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series D Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause. Any vacancy created thereby may be filled only by the affirmative vote of the holders of shares of Series D Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Series D Preferred Stock will be entitled to ten votes for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them). As of the date of this Prospectus Supplement, the Company's Redeemable Voting Preferred Stock and 5.94% Cumulative Preferred Stock, Series C are the only outstanding series of Voting Parity Stock.

    So long as any shares of any Series D Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 2/3% of the shares of such Series D Preferred Stock:

        (i) authorize, create or issue any capital stock of the Company ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series D Preferred Stock, or reclassify any authorized capital stock of the Company into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or

        (ii) amend, alter or repeal the certificate of designations for such Series D Preferred Stock, or the Restated Certificate of Incorporation of the Company, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series D Preferred Stock.

Any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of common stock or other stock, in each case ranking on a parity with or junior to the shares of Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

    Whenever the Series D Preferred Stock is entitled to voting rights as described above or when required by law or otherwise granted by the Company, whether as a single series or together with one or more other series of any class of stock of the Company, each share of Series D Preferred Stock will be entitled to ten votes.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series D Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution of the assets of the Company to holders of common stock or any other capital stock the Company ranking junior upon liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, $5,000.00 per share

(equivalent to $50.00 per Depositary Share) plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on such share of Series D Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of shares of Series D Preferred Stock or any capital stock ranking on a parity with the Series D Preferred Stock upon liquidation, dissolution or winding up of the Company, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale, lease, exchange or transfer of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company will issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent one one-hundredth (1/100th) of a share of Series D Preferred Stock. The shares of Series D Preferred Stock represented by Depositary Shares will be deposited under the Deposit Agreement (the "Deposit Agreement") among the Company, BankBoston, N.A. (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series D Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Immediately following the issuance and delivery of the Series D Preferred Stock by the Company to the Depositary as contemplated in the Deposit Agreement, the Depositary will issue the Depositary Receipts representing the Depositary Shares to the Underwriters. A copy of the form of Deposit Agreement, including the form of Depositary Receipt, is filed as an exhibit to the Registration Statement of which the Prospectus is a part, and the following summary is qualified in its entirety by reference thereto.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all dividends and other cash distributions received in respect of the Series D Preferred Stock to the record holders of Depositary Shares in proportion to the number of such Depositary Shares owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary. The Depositary will distribute or make available for distribution, only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, as nearly as practicable in proportion to the number of such Depositary Shares held by them, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary, unless the Depositary in consultation with the Company determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems practicable including sale of such property and distribution of the net proceeds from such sale to the holders of Depositary Shares.

TAXES AND OTHER GOVERNMENTAL CHARGES

    The amount paid as dividends or otherwise distributable by the Depositary with respect to the Depositary Shares or the underlying shares of Series D Preferred Stock will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or other governmental charges. The Depositary may refuse to make any such payment or distribution, or any transfer, exchange or withdrawal of any Depositary Shares or shares of Series D Preferred Stock, until such taxes or other governmental charges are paid.

REDEMPTION OF DEPOSITARY SHARES

    If the Company redeems the Series D Preferred Stock represented by the Depositary Shares as a whole or in part, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Series D Preferred Stock so redeemed, upon payment by the Company to the Depositary of the redemption price of such shares of Series D Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. See "Description of Series D Preferred Stock--Optional Redemption" above. The redemption price per Depositary Share will be equal to 1/100th of the redemption price per share payable with respect to the Series D Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Company.

WITHDRAWAL OF SERIES D PREFERRED STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of the Series D Preferred Stock and any money or property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of Series D Preferred Stock, but holders of such whole shares of Series D Preferred Stock will not thereafter be entitled to deposit such shares with the Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series D Preferred Stock to be withdrawn, the Depositary will deliver to such holder, or upon his or her order, at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

VOTING THE SERIES D PREFERRED STOCK

    Because each Depositary Share represents ownership of 1/100th of a share of Series D Preferred Stock, and each share of Series D Preferred Stock is entitled to ten votes per share under the limited circumstances in which the holders of Series D Preferred Stock are entitled to vote, holders of Depositary Shares will be entitled to 1/10th of a vote per Depositary Share under such limited circumstances.

    Upon receipt of notice of any meeting at which the holders of shares of Series D Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to the Series D Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the Dividend Payment Record Date for the Series D Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Series D Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares (including fractional shares) of Series D Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all actions deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of

Series D Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Series D Preferred Stock.

STOCK EXCHANGE LISTING

    The Company will apply to list the Depositary Shares on the New York Stock Exchange, but does not expect that there will be any public trading market for the shares of Series D Preferred Stock, except as represented by the Depositary Shares.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has agreed to purchase, the number of Depositary Shares set forth opposite its name below:

                                                                                                     NUMBER OF
UNDERWRITER                                                                                      DEPOSITARY SHARES
-----------------------------------------------------------------------------------------------  -----------------
  Lehman Brothers Inc..........................................................................          800,000
  ABN AMRO Incorporated........................................................................          800,000
  Bear, Stearns & Co. Inc......................................................................          800,000
  Chase Securities Inc.........................................................................          800,000
  NationsBanc Montgomery Securities LLC........................................................          800,000
                                                                                                 -----------------
      Total....................................................................................        4,000,000
                                                                                                 -----------------
                                                                                                 -----------------

    The Company has been advised that the Underwriters propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.70 per Depositary Share. The Underwriters may allow and such dealers may reallow a concession not in excess of $.20 per Depositary Share to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

    In connection with the offering, the rules of the Securities and Exchange Commission permit the Underwriters to engage in certain transactions that stabilize the price of the Depositary Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Depositary Shares.

    If the Underwriters create a short position in the Depositary Shares in connection with the offering (i.e., if they sell a larger number of the Depositary Shares than is set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Depositary Shares in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Company has granted to the Underwriters an option to purchase up to an additional 600,000 Depositary Shares at the price to public less the aggregate underwriting discount and commissions, shown on the cover page of this Prospectus Supplement, solely to cover over-allotments, if any. Such option may be exercised at any time up to 20 days after the date of this Prospectus Supplement. To the extent that the option is exercised, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional Depositary Shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    Certain of the Underwriters are affiliated with commercial banking institutions that may from time to time in the ordinary course of their business loan money to and have other customary banking relationships with the Company and its affiliates.

    The Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting its securities.

PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                               -----------------

                    LEHMAN BROTHERS HOLDINGS CAPITAL TRUST I
                   LEHMAN BROTHERS HOLDINGS CAPITAL TRUST II
                   LEHMAN BROTHERS HOLDINGS CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
    FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT SET FORTH HEREIN, BY

                         LEHMAN BROTHERS HOLDINGS INC.
                                  ------------

    Lehman Brothers Holdings Inc. ("Holdings") may offer from time to time (i) unsecured debt securities (the "Debt
Securities") consisting of debentures, notes and/or other evidences of indebtedness, or (ii) shares of preferred stock, par value $1.00 per share (the "Offered Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares") in one or more series, in each case at prices and on terms to be determined at the time of sale.

    Lehman Brothers Holdings Capital Trust I, Lehman Brothers Holdings Capital Trust II and Lehman Brothers Holdings Capital Trust III (each, an "LBH Trust" and together, the "LBH Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer from time to time, in each case at prices and on terms to be determined at the time of sale, trust preferred securities, representing undivided beneficial ownership interests in the assets of the respective LBH Trust ("Preferred Securities") with the payment of periodic cash distributions ("Distributions") and payments on liquidation, redemption or otherwise of such Preferred Securities guaranteed (each a "Guarantee" and together, the "Guarantees", and together with the Debt Securities, the Offered Preferred Stock, the Depositary Shares and the Preferred Securities, the "Securities") on a subordinated basis by Holdings to the extent described herein. Holdings' obligations under the Guarantees will rank on a parity with the most senior preferred or preference stock now or hereafter issued by Holdings. Subordinated Debt (as defined herein) may be issued and sold from time to time in one or more series by Holdings to an LBH Trust, or a trustee of such trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such LBH Trust. Subordinated Debt purchased by an LBH Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such LBH Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement. Each Guarantee, when taken together with Holdings' obligations under the related Subordinated Debt, the Subordinated Indenture (as defined herein) and the Declaration (as defined herein) of the related LBH Trust, including Holdings' obligations to pay costs, expenses, debts and liabilities of such LBH Trust (other than with respect to the Preferred Securities and the Common Securities of such LBH Trust), will provide a full and unconditional guarantee on a subordinated basis by Holdings of payments due on such Preferred Securities.

    The aggregate initial public offering price of all Securities shall not exceed $4,917,520,712 (or, if any Securities are issued (i) with an initial offering price denominated in a foreign currency or currency unit, such amount as shall result in aggregate gross proceeds equivalent to $4,917,520,712 at the time of initial offering or (ii) at an original issue discount, such greater amount as shall result in aggregate gross proceeds of $4,917,520,712).
                                                  (COVER CONTINUED ON NEXT PAGE)
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.

    The Securities will be sold either through underwriters, dealers or agents, or directly by Holdings or any of the LBH Trusts. The applicable Prospectus Supplement sets forth the names of any underwriters or agents (which may include Lehman Brothers Inc., a subsidiary of Holdings and an affiliate of the LBH Trusts ("Lehman Brothers")) involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts or number of shares, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

    This Prospectus together with the applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market-making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.
                            ------------------------

July 21, 1998

(CONTINUED FROM PRIOR PAGE)

    Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an applicable Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities, the initial offering price, the net proceeds to Holdings or an LBH Trust, as applicable, from the sale thereof and any listing on a securities exchange. The Prospectus Supplement will also set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the title, priority, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption or sinking fund provisions and any conversion or exchange rights, (ii) in the case of Offered Preferred Stock, the designation, number of shares, liquidation preference, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions and any conversion or exchange rights and whether interests in the Offered Preferred Stock will be represented by Depositary Shares and (iii) in the case of Preferred Securities, the designation, number of securities, liquidation preference per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which Distributions shall be payable and dates from which Distributions shall accrue, any voting rights, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt.

                             AVAILABLE INFORMATION

    Holdings is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Holdings' Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange Inc. (the "PSE"). Depositary Shares, each representing 1/10th of a Share of Holdings' 5.94% Cumulative Preferred Stock, Series C, are listed on the NYSE. Holdings' 8 3/4% Notes Due 2002 and 8.30% Quarterly Income Capital Securities Due December 31, 2035 are listed on the NYSE. Holdings' Global Telecommunications Stock Upside Note Securities(SM) Due 2000 and 5% Cisco Systems Yield Enhanced Equity Linked Debt Securities Due 2001 are listed on the American Stock Exchange, Inc. (the "ASE"). Reports and other information concerning Holdings may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, at the offices of the ASE, 86 Trinity Place, New York, New York 10006 and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.

    Holdings and the LBH Trusts have filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.

    No separate financial statements of the LBH Trusts have been included or incorporated by reference herein. Holdings does not believe that such financial statements would be material to holders of the

Preferred Securities because (i) all of the voting securities of the LBH Trusts will be owned, directly or indirectly, by Holdings, a reporting company under the Exchange Act, (ii) the LBH Trusts have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial ownership interests in their assets and investing the proceeds thereof in Subordinated Debt issued by Holdings and (iii) the obligations of the LBH Trusts under the Preferred Securities are guaranteed by Holdings to the extent described herein. See "Description of Subordinated Debt" and "Description of Guarantees."

    The LBH Trusts are not currently subject to the informational reporting requirements of the Exchange Act. The LBH Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

        (1) Holdings' Annual Report on Form 10-K for the fiscal year ended November 30, 1997, filed with the SEC on February 27, 1998;

        (2) Holdings' Quarterly Report on Form 10-Q for the quarterly period ended February 28, 1998, filed with the SEC on April 14, 1998, as amended by Holdings' Amended Quarterly Report on Form 10-Q/A for the quarterly period ended February 28, 1998, filed with the SEC on May 12, 1998;

        (3) Holdings' Quarterly Report on Form 10-Q for the quarterly period ended May 31, 1998, filed with the SEC on July 15, 1998; and

        (4) Holdings' Current Reports on Form 8-K, filed with the SEC on January 7, 1998, March 25, 1998, April 6, 1998, May 13, 1998, and June 18, 1998.

    Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Holdings will provide without charge to each person, including any beneficial owner of any of the Securities, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

    Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries, hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

    The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market marker in all major equity and fixed income products in both the domestic and international markets. The Company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                                 THE LBH TRUSTS

    Each of the LBH Trusts is a statutory business trust formed under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to (i) a declaration of trust, dated as of January 16, 1998 executed by Holdings, as sponsor (the "Sponsor"), and the trustees of such LBH Trust and (ii) a certificate of trust, dated as of January 16, 1998, filed with the Secretary of State of the State of Delaware. Each such declaration will be amended and restated in its entirety (as so amended and restated, each a "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Holdings will acquire common securities representing undivided beneficial ownership interests in the assets of each LBH Trust (the "Common Securities," and together with the Preferred Securities, the "Trust Securities") in an aggregate liquidation amount equal to at least 3% of the total capital of such LBH Trust, at the same time as the Preferred Securities are sold. Each LBH Trust will use all the proceeds derived from the issuance of its Trust Securities to purchase Subordinated Debt and, accordingly, the assets of each LBH Trust will consist solely of Subordinated Debt. Each LBH Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) investing the gross proceeds from such sales in Subordinated Debt and (iii) engaging in only those other activities necessary or incidental thereto.

    Each LBH Trust's business and affairs will be conducted by the trustees of such LBH Trust (the "LBH Trustees") appointed by Holdings as holder of all the Common Securities. Pursuant to the Declaration, there will initially be five trustees (the "Trustees") for each LBH Trust. For each LBH Trust, three of the LBH Trustees (the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with Holdings. An additional trustee will be a financial institution that is unaffiliated with Holdings, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authorities (the "Property Trustee"). Such trustee, or a fifth trustee, must be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially for each LBH Trust, The Chase Manhattan Bank will act as Property Trustee and Chase Manhattan Bank Delaware will act as Delaware Trustee, in each case, until removed or replaced by Holdings as the holder of the Common Securities.

    The Property Trustee will hold title to the applicable Subordinated Debt for the benefit of the holders of the Trust Securities and, as the holder of Subordinated Debt, the Property Trustee will have the power to exercise all rights, powers and privileges of a holder of Subordinated Debt under the Subordinated Indenture. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of Subordinated Debt for the benefit of the holders of the Trust Securities. Holdings, as the holder of all the Common Securities, will have the right to appoint, remove or replace any of the LBH Trustees and to increase or decrease the number of LBH Trustees, provided that the number of LBH Trustees will be at least three; provided further that at least one LBH Trustee will be a Delaware Trustee, at least one LBH Trustee will be the Property Trustee and at least one LBH Trustee will be a Regular Trustee. Holdings, as issuer of the Subordinated Debt to be held by the LBH Trusts, will pay all fees and expenses related to the organization and operations of the LBH Trusts (including any taxes, duties, assessments or governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other domestic taxing authority upon the LBH Trusts) and the offering of the Trust Securities and be responsible for all debts and obligations of the LBH Trusts (other than with respect to the Trust Securities).

    For each LBH Trust, for so long as the Preferred Securities of such LBH Trust remain outstanding, Holdings will covenant, among other things, to maintain 100% ownership of the Common Securities of such LBH Trust, to cause such LBH Trust to remain a statutory business trust and to use its commercially reasonable efforts to ensure that such LBH Trust will not be an "investment company" for purposes of the Investment Company Act of 1940 (the "Investment Company Act"). See "Description of Debt Securities-- Certain Provisions Applicable to LBH Trusts."

    The rights of the holders of the Preferred Securities of an LBH Trust, including economic rights, rights to information and voting rights, are set forth in the Declaration of such LBH Trust and the Trust Indenture Act. See "Description of Preferred Securities." Declarations and Guarantees also incorporate by reference the terms of the Trust Indenture Act.

    The office of the Delaware Trustee for each LBH Trust is Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19802. The location of the principal executive office of each LBH Trust is c/o Lehman Brothers Holdings Inc., 3 World Financial Center, New York, New York 10285 (telephone number (212) 526-7000).

                                USE OF PROCEEDS

    Except as otherwise may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, Holdings intends to apply the net proceeds from the sale of Subordinated Debt to the LBH Trusts, and the net proceeds from the sale of any other Debt Securities, Preferred Stock or Depositary Shares, for general corporate purposes. Each LBH Trust will invest all of its net proceeds from the sale of any Preferred Securities in Subordinated Debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Company for the year ended December 31, 1993, the eleven months ended November 30, 1994, the years ended November 30, 1995, 1996 and 1997 and the six months ended May 31, 1998:

                   ELEVEN MONTHS
  YEAR ENDED           ENDED                     YEAR ENDED NOVEMBER 30                   SIX MONTHS
 DECEMBER 31,      NOVEMBER 30,     -------------------------------------------------    ENDED MAY 31,
     1993              1994              1995             1996             1997              1998
---------------  -----------------  ---------------  ---------------  ---------------  -----------------
        1.00              1.03              1.03             1.06             1.07              1.10

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of the Company for the year ended December 31, 1993, the eleven months ended November 30, 1994, the years ended November 30, 1995, 1996 and 1997 and the six months ended May 31, 1998:

                       ELEVEN MONTHS
YEAR ENDED DECEMBER        ENDED                     YEAR ENDED NOVEMBER 30                SIX MONTHS ENDED
        31,            NOVEMBER 30,     -------------------------------------------------       MAY 31,
       1993                1994              1995             1996             1997              1998
-------------------  -----------------  ---------------  ---------------  ---------------  -----------------
             *                1.02              1.03             1.05             1.06              1.08

------------------------

    * Earnings were inadequate to cover fixed charges and preferred dividends and would have had to increase approximately $27 million in 1993 in order to cover the deficiency.

    In computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt (as defined below) or Subordinated Debt (as defined below) of Holdings. The Debt Securities constituting Senior Debt will be issued under an indenture, dated as of September 1, 1987, between Holdings and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993, as of October 1, 1995 and as of June 26, 1997 (the "Senior Indenture"), and the Debt Securities constituting Subordinated Debt will be issued under an indenture, dated as of February 1, 1996, between Holdings and The Chase Manhattan Bank, formerly known as Chemical Bank, as Trustee, as amended and supplemented by the Supplemental Indenture dated as of February 1, 1996 (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures" and, individually, as an "Indenture". Each Indenture will incorporate by reference certain Standard Multiple-Series Indenture Provisions, as filed with the SEC on July 30, 1987 and as amended and refiled with the SEC on November 16, 1987. This Prospectus contains descriptions of all material provisions of the Indentures. The summary of such provisions of the Indentures does not purport to be complete; copies of such Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. All articles and sections of the applicable Indenture, and all capitalized terms set forth below, have the meanings specified in the applicable Indenture. Particular provisions of Subordinated Debt held by any LBH Trust will be contained in the certificates evidencing such Subordinated Debt and described in the applicable Prospectus Supplement accompanying this Prospectus; a copy of the form of such Subordinated Debt to be held by any LBH Trust is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Neither Indenture limits the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Since, as a holding company, Holdings' assets primarily consist of the equity securities of its subsidiaries, its cash flow and consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions. Except as described under "Limitations on Liens" and "Consolidation, Merger and Sale of Assets", neither Indenture affords holders of Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect holders of Debt Securities.

    Since the Debt Securities will be obligations of a holding company, the ability of holders of the Debt Securities to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

    Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of such Debt Securities and whether such Debt Securities will be Senior Debt or Subordinated Debt; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted; (4) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Securities") in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Security or Securities; (5) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (6) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (7) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security on an Interest Payment Date will be paid if other than in the manner described under "Global Securities" below; (8) any mandatory or optional sinking fund or analogous provisions; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (10) the date, if any, after which, and the price or prices in the currency or currency unit in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provision; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event Holdings must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the denominations in which any Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (15) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Debt Securities; (16) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of Holdings or any other person; (17) the terms and conditions, if any, pursuant to which the principal of and premium, if any, and interest, if any, on such Debt Securities are payable at the election of Holdings or the holder thereof, in securities or other property; and (18) other terms of the Debt Securities.

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series are described under "United States Taxation" and may be further described in an applicable Prospectus Supplement.

SENIOR DEBT

    The Debt Securities constituting part of the senior debt of Holdings (the "Senior Debt") will rank equally with all other unsecured debt of Holdings except Subordinated Debt.

SUBORDINATED DEBT

    The Debt Securities constituting part of the subordinated debt of Holdings (the "Subordinated Debt") will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Debt. "Senior Debt" is defined to mean (a) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness under capitalized leases,
(c) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (d) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; except that the following does not constitute Senior Debt: (i) indebtedness evidenced by the Subordinated Debt, (ii) indebtedness which is expressly made equal in right of payment with the Subordinated Debt or subordinate and subject in right of payment to the Subordinated Debt, (iii) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables or (iv) indebtedness which is subordinated to any obligation of Holdings of the type specified in clauses (a) through (d) above. The effect of clause (iv) is that Holdings may not issue, assume or guaranty any indebtedness for money borrowed which is junior to the Senior Debt and senior to the Subordinated Debt. (Subordinated Indenture Section 1401). The Prospectus Supplement related to a particular series of Subordinated Debt will set forth the amount of Senior Debt then outstanding. The Subordinated Indenture does not limit the amount of Senior Debt or other indebtedness that may be issued.

    In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of Holdings or a substantial part of its property, (b) that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Debt or (ii) there shall have occurred an event of default (other than a default in the payment of principal of or interest or other monetary amounts due and payable) with respect to any Senior Debt, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Subordinated Debt shall have been declared due and payable upon an Event of Default under the Subordinated Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Debt shall first be entitled to receive payment of the full amount unpaid thereon in cash before the holders of any of the Subordinated Debt are entitled to receive a payment on account of the principal, premium, if any, or interest, if any, on such Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Debt Securities will be issuable as Registered Securities without coupons and in denominations of $1,000 or any integral multiple thereof, unless an applicable Prospectus Supplement provides with respect to a series of Debt Securities that such series of Debt Securities will be issued in whole or in part as Bearer Securities and/or in different denominations. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. If so provided with respect to a series of Debt Securities, Debt Securities of such series will be issuable solely as Bearer Securities with coupons attached or as both Registered Securities and Bearer Securities. (Section 201).

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold) no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A Bearer Security in definitive form (including interests in a permanent Global Security) may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the Bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States. (Sections 303, 304). See "Global Securities--Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series (other than a Global Security) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, definitive Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into definitive Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Any definitive Bearer Security surrendered in exchange for a definitive Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the definitive Registered Security issued in exchange for such definitive Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Holdings for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in each Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Holdings has appointed each Trustee as Security Registrar under the applicable Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Holdings with respect to any series of Debt Securities, Holdings may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Holdings will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Holdings may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

    In the event of any redemption in part, Holdings shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Holdings may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by Holdings or the delivery by Holdings of the Bearer Security in definitive form (including interests in a permanent Global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration and Transfer" is provided to Holdings. No payment with respect to any Bearer Security will be made at any office or agency of Holdings in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Holdings' Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, as contemplated under "Description of Securities--General", payment of principal of (and premium, if any) and any interest on Registered Securities (other than a Global Security) will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as Holdings may designate from time to time, except that at the option of Holdings payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 307, 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

    The principal office of each Trustee under the applicable Indenture in The City of New York will be designated as Holdings' sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and as Holdings' Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which may be issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Holdings for the Debt Securities will be named in an applicable Prospectus Supplement. Holdings may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a Paying Agent in each Place of Payment for such series, and if Debt Securities of a series may be issuable as Bearer Securities, Holdings will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Luxembourg Stock Exchange (the "Stock Exchange") or any other stock exchange located outside the United States and such stock exchange shall so require, Holdings will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 1002).

    All moneys paid by Holdings to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Holdings and the Holder of such Debt Security or any coupon will thereafter look only to Holdings for payment thereof. (Section 1003).

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Debt Securities which are to be represented by a Global Security in registered form to be deposited with or on behalf of a Depositary will be registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by Holdings, if such Debt Securities are offered and sold directly by Holdings. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308).

    The Company expects that the Depositary for a permanent Global Security in registered form, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A Global Security in registered form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a Depositary for a permanent Global Security in registered form is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities in definitive registered form in exchange for all of the Global Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive form in exchange for all of the Global Securities representing such Debt Securities. (Section 305). Further, if the Company so specifies with respect to the Debt Securities of a series in registered form, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Registered Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Registered Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. (Section 305). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities if the Debt Securities of such series are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

BEARER DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, pending the availability of a permanent Global Security, all or any portion of the Debt Securities of a series which may be issuable as Bearer Securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. The interests of the beneficial owner or owners in a temporary Global Security in bearer form will be exchangeable for: (i) in whole, definitive Bearer Securities, (ii) in whole, Senior Debt Securities to be represented thereafter by one or more permanent Global Securities in bearer form, without interest coupons, and/or (iii) in whole or in part, definitive Registered Securities, (the date of such exchange, the "Exchange Date"); provided, however, that if definitive Bearer Securities have previously been issued in exchange for an interest in a permanent Global Security in bearer form representing Senior Debt Securities of the same series, then interests in such Senior Debt Securities (with certain exceptions) shall only thereafter be exchangeable, in whole, for definitive Bearer Securities, definitive Registered Securities, or any combination thereof (with certain exceptions) representing Debt Securities having the same interest rate and Stated Maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a permanent Global Security in bearer form may, on the applicable Exchange Date and upon 30 days' notice to the applicable Trustee given through Euroclear or Cedel, exchange its interest in whole for definitive Bearer Securities or, if specified in an applicable Prospectus Supplement, in whole or in part, for definitive Registered Securities of any authorized denomination, provided, however, that if definitive Bearer Securities are issued in partial exchange for Senior Debt Securities represented by such permanent Global Security or by a temporary Global Security in bearer form of the same series, such issuance (with certain exceptions) shall give rise to the exchange of such permanent Global Security in whole for, at the option of the Holders, definitive Bearer Securities, definitive Registered Securities, or any combination thereof. No Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Sections 303 and 304).

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary Global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent Global Security in bearer form will be paid to each of Euroclear and Cedel with respect to the portion of the temporary Global Security in bearer form held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Security in bearer form to the respective accounts for which it holds such temporary Global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under "Denomination, Registration and Transfer."

LIMITATION ON LIENS

    So long as any Debt Securities remain outstanding, unless an applicable Prospectus Supplement relating thereto provides otherwise, Holdings will not, and will not permit any Designated Subsidiary (as defined below), directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary unless the Debt Securities and, if Holdings so elects, any other indebtedness of Holdings ranking at least PARI PASSU with the Debt Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1005).

    The term "Designated Subsidiary" means any present or future consolidated subsidiary of Holdings, the consolidated net worth of which constitutes at least 5% of the consolidated net worth of Holdings. As of May 31, 1998, Holdings' Designated Subsidiaries were Lehman Brothers, Lehman Brothers Holdings PLC, Lehman Brothers UK Holdings Limited, Lehman Brothers International (Europe), Lehman Brothers U.K. Holdings (Delaware) Inc., Structured Asset Securities Corp., Lehman Brothers Japan Inc. and Lehman Brothers Financial Products Inc.

EVENTS OF DEFAULT

    The following are Events of Default under each Indenture: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due;
(b) failure to pay interest, if any, on any Debt Security of that series and any related coupons when due, continued for 30 days; (c) failure to deposit any sinking fund payment or analogous obligation, when due, continued for 30 days, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Holdings in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; and (e) certain events in bankruptcy, insolvency or reorganization in respect of Holdings. (Section 501). In the event Subordinated Debt of a series is issued and sold to an LBH Trust or a trustee of such trust in connection with the issuance of Preferred Securities and Common Securities by such LBH Trust, the following is an additional Event of Default under the Subordinated Indenture with respect to such series of Subordinated Debt: the LBH Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence except in connection with the (i) distribution of Subordinated Debt to holders of Preferred Securities and Common Securities in liquidation of their interests in the LBH Trust, (ii) the redemption of all of the outstanding Preferred Securities and Common Securities of such LBH Trust, or (iii) certain mergers, consolidations or amalgamations, each as permitted by such LBH Trust's Declaration. Each Indenture may be amended without the consent of Holders to provide for additional Events of Default with respect to any series of Debt Securities then outstanding. In addition, prior to the issuance of any series of Debt Securities, there may be additions to or modifications or deletions of the Events of Default described above with respect to such series of Debt Securities. Any such additions, modifications or deletions will be specified in an applicable Prospectus Supplement. An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium, if any, or interest) if it considers such withholding to be in the interest of such Holders. (Section 602).

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are (i) Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series, or (ii) Indexed Securities or Dual Currency Securities, the amount determined in accordance with the specified terms of the series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained and entered, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Meetings, Modification and Waiver." Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512). Holdings will be required to furnish to each Trustee annually a statement as to the performance by Holdings of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1006).

SATISFACTION AND DISCHARGE

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, each Indenture provides that Holdings shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) Holdings has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

DEFEASANCE OF CERTAIN OBLIGATIONS

    If the terms of the Debt Securities of any series so provide, Holdings may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1005 ("Limitations on Liens on Common Stock of Designated Subsidiaries") and any other specified covenant and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or, (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) certain other conditions are met. The obligations of Holdings under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section
1009).

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of either Indenture may be made by Holdings and the applicable Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change any obligation of Holdings to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount, or postpone the date fixed for, any payment under any sinking fund or analogous provision, (g) change the place or currency or currency unit of payment of principal of or premium, if any, or interest, if any, on any Debt Security, (h) change or eliminate the right, if any, to elect payment in a coin or currency or currency unit other than that in which Debt Securities which are Registered Securities are denominated or stated to be payable, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (k) reduce the requirements contained in either Indenture for quorum or voting, or (l) change any obligation of Holdings to maintain an office or agency in the places and for the purposes required in the applicable Indenture. (Section 902); provided, further, that if Subordinated Debt of a series is held by an LBH Trust or a trustee of such trust, no such modification or amendment shall be effective until the holders of not less than 66 2/3% of the aggregate liquidation amount of the Trust Securities of the applicable LBH Trust shall have consented to such modification or amendment; provided, further, that where a consent under the Subordinated Indenture would require the consent of the holders of more than 66 2/3% of the principal amount of such series of Subordinated Debt, such modification or amendment shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities of the applicable LBH Trust shall have consented to such modification or amendment.

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Holdings with certain restrictive provisions of the applicable Indenture. (Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of that series or in the payment of any sinking fund installment or analogous obligation or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513). If Subordinated Debt of a series is held by an LBH Trust or a trustee of such trust, such waiver shall not be effective until the holders of a majority in aggregate liquidation amount of Trust Securities of the applicable LBH Trust shall have consented to such waiver; provided, further, that where a consent under the Subordinated Indenture would require the consent of the holders of more than a majority in principal amount of such series of Subordinated Debt, such waiver shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities of the applicable LBH Trust shall have consented to such waiver.

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by Holdings or Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Except as limited by the proviso in the second preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and provided, further, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section
1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Holdings may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Holdings, provided that (i) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or which acquires or leases the assets of Holdings substantially as an entirety is organized under the laws of any United States jurisdiction and assumes Holdings' obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Section 801).

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Stock Exchange and the Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

    Title to any temporary global Debt Security, any permanent global Debt Security, any Bearer Securities and any coupons appertaining thereto will pass by delivery. Holdings, each Trustee and any agent of Holdings or the applicable Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Holdings at the expense of the Holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Holdings at the expense of the Holder upon delivery to the applicable Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Holdings and the applicable Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the applicable Trustee and Holdings may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

CONCERNING THE TRUSTEES

    Business and other relationships (including other trusteeships) between, on the one hand, Holdings and its affiliates and, on the other hand, the Trustee under the Indenture pursuant to which any of the

Debt Securities to which an applicable Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

CERTAIN PROVISIONS APPLICABLE TO LBH TRUSTS

    In the event Subordinated Debt of a series is issued and sold to an LBH Trust or a trustee of such trust in connection with the issuance of Trust Securities by such LBH Trust, such Subordinated Debt subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such LBH Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt will be issued to an LBH Trust or a trustee of such trust in connection with the issuance of Trust Securities by such LBH Trust. In each certificate evidencing Subordinated Debt of a series held by an LBH Trust or a trustee of such trust, Holdings will covenant that, so long as any Trust Securities issued by such LBH Trust remain outstanding, if (i) there shall have occurred any Event of Default under the Subordinated Indenture with respect to such series of Subordinated Debt, (ii) Holdings shall be in default with respect to its payment of any obligations under its Guarantee with respect to such LBH Trust or (iii) Holdings shall have given notice of its election of an Extension Period as provided in the certificate evidencing such Subordinated Debt and shall not have rescinded such notice, or such Extension Period or any extension thereof shall be continuing, then Holdings will not, and will not permit any subsidiary to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Holdings' capital stock or (y) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Holdings that rank on a parity with or junior in interest to such Subordinated Debt or make any guarantee payments with respect to any guarantee by Holdings of the debt securities of any subsidiary of Holdings if such guarantee ranks on a parity with or junior in interest to such Subordinated Debt (other than (a) dividends or distributions in common stock of Holdings, (b) payments under the applicable Guarantee made by Holdings in respect of the Trust Securities of such LBH Trust, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of Holdings' benefit plans).

    In the event Subordinated Debt of a series is issued to an LBH Trust or a trustee of such trust in connection with the issuance of Trust Securities of such LBH Trust, for so long as such Trust Securities remain outstanding, Holdings will covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of such LBH Trust, (ii) to cause such LBH Trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by such LBH Trust's Declaration, (iii) to use its commercially reasonable efforts to ensure that such LBH Trust will not be an "investment company" for purposes of the Investment Company Act and (iv) to take no action that would be reasonably likely to cause such LBH Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

                      DESCRIPTION OF PREFERRED SECURITIES

    Each LBH Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each LBH Trust will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under each Declaration. The Preferred Securities will represent undivided beneficial ownership interests in the assets of the LBH Trusts and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration. This Prospectus contains a description of all material provisions of each Declaration. The summary of such provisions does not purport to be complete; a copy of the form of such Declarations is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. All capitalized terms set forth below have the meanings specified in the form of Declaration.

    The Preferred Securities will have such terms, including as to Distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration of the LBH Trust issuing such Preferred Securities or made part of such Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of an LBH Trust for specific terms, including (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such LBH Trust,
(iii) the annual Distribution rate (or method of determining such rate) for Preferred Securities issued by such LBH Trust and the date or dates upon which such Distributions shall be payable, (iv) whether Distributions on Preferred Securities issued by such LBH Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates form which distributions on Preferred Securities issued by such LBH Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such LBH Trust to the Holders of Preferred Securities of such LBH Trust upon voluntary or involuntary dissolution, winding-up or termination of such LBH Trust, (vi) the obligation, if any, of such LBH Trust to purchase or redeem Preferred Securities issued by such LBH Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such LBH Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Preferred Securities issued by such LBH Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Declaration of such LBH Trust, and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such LBH Trust, consistent with the Declaration of such LBH Trust and with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Preferred Securities, each LBH Trust will issue one series of Common Securities, having such terms, including as to Distributions, redemption, voting, liquidation rights or such restrictions, as shall be set forth in the Declaration of the LBH Trust issuing such Common Securities or made part of such Declaration by the Trust Indenture Act. The terms of the Common Securities issued by such LBH Trust will be substantially identical to the terms of the Preferred Securities issued by such LBH Trust. The Common Securities will rank on a parity, and payments will be made thereon pro rata, with such Preferred Securities except that upon a Trust Enforcement Event under the Declaration of such LBH Trust, the rights of the holders of such Common Securities to payment in respect of Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the holders of Common Securities of an LBH Trust will also be entitled to vote and appoint, remove or replace any of the LBH Trustees of such LBH Trust. All of the Common Securities of an LBH Trust will be directly or indirectly owned by Holdings.

    If a Trust Enforcement Event with respect to a Declaration of any LBH Trust occurs and is continuing, then the holders of Preferred Securities of such LBH Trust would rely on the enforcement by the Property Trustee of its rights as a holder of Subordinated Debt against the Company. In addition, the Holders of a majority in liquidation amount of such Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under such Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of Subordinated Debt.

    An Event of Default under the Subordinated Indenture that has occurred and is continuing constitutes a "Trust Enforcement Event" under the Declaration with respect to any LBH Trust, provided that pursuant to such Declaration, the holder of the Common Securities will be deemed to have waived any Trust Enforcement Event with respect to the Common Securities until all Trust Enforcement Events with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Trust Enforcement Event with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the Holders of the Preferred Securities and only the Holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under such Declaration, and therefore the Subordinated Indenture.

    Upon the occurrence of a Trust Enforcement Event, the Property Trustee, as the holder of Subordinated Debt, will have the right under the Subordinated Indenture to declare the principal of and premium, if any, and interest on such Subordinated Debt to be immediately due and payable.

    If the Property Trustee fails to enforce its rights with respect to Subordinated Debt, any Holder of Preferred Securities may, to the extent permitted by applicable law, institute a legal proceeding directly against Holdings to enforce the Property Trustee's rights under such Subordinated Debt without first instituting any legal proceeding against the Property Trustee or any other person or entity. In addition, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of Holdings to pay principal of and premium, if any, and interest or other required payments on Subordinated Debt on the date such interest, principal or other payment is otherwise payable, then a Holder of Preferred Securities of such LBH Trust may, on or after the respective due dates specified in such Subordinated Debt, institute a proceeding directly against Holdings under the Subordinated Indenture for enforcement of payment on such Subordinated Debt having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such Holder (a "Direct Action"). In connection with such Direct Action, the rights of Holdings will be subrogated to the rights of such Holder of Preferred Securities under such Declaration to the extent of any payment made by Holdings to such Holder of Preferred Securities in such Direct Action. Consequently, Holdings will be entitled to payment of amounts that a Holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such Holder receives or has already received full payment with respect to such unpaid distribution from an LBH Trust. The Holders of Preferred Securities of an LBH Trust will not be able to exercise directly any other remedy available to the holders of Subordinated Debt.

                           DESCRIPTION OF GUARANTEES

    A Guarantee will be executed and delivered by Holdings concurrently with the issuance by an LBH Trust of Preferred Securities for the benefit of the Holders from time to time of such Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under each Guarantee (the "Guarantee Trustee"). This Prospectus contains a description of all material provisions of each Guarantee. The summary of such provisions does not purport to be complete; a copy of the form of such Guarantees is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. All capitalized terms set forth below have the meanings specified in the form of Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the Holders of the Preferred Securities of an LBH Trust.

GENERAL

    Pursuant to and to the extent set forth in each Guarantee, and except as otherwise set forth in the applicable Prospectus Supplement, Holdings will irrevocably and unconditionally agree to pay in full the Guarantee Payments (as defined below) to the Holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such LBH Trust may have or assert. The following payments or Distributions with respect to the Preferred Securities, to the extent not paid by or on behalf of such LBH Trust (the "Guarantee Payments"), will be subject to such Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such LBH Trust has sufficient funds available therefor at the time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that such LBH Trust has sufficient funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such LBH Trust (unless Subordinated Debt are distributed to Holders of the Preferred Securities), the lesser of (a) the aggregate liquidation amount of the Preferred Securities and all accumulated and unpaid Distributions thereon to the date of payment and (b) the amount of assets of such LBH Trust remaining available for distribution to Holders of such Preferred Securities. Holdings' obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Holdings to the Holders of the applicable Preferred Securities or by causing such LBH Trust to pay such amounts to such Holders.

    Each Guarantee will apply only to the extent that the applicable LBH Trust has sufficient funds available to make such payments. If Holdings does not make interest payments on Subordinated Debt held by an LBH Trust, such LBH Trust will not be able to pay Distributions on the Preferred Securities issued by such LBH Trust and will not have funds legally available therefor.

    Holdings will also irrevocably and unconditionally guarantee the obligations of any LBH Trust with respect to such LBH Trust's Common Securities to the same extent as the Guarantee of the Preferred Securities of such LBH Trust, except that upon the occurrence and the continuation of a Trust Enforcement Event with respect to such LBH Trust, holders of such Preferred Securities shall have a priority over holders of such Common Securities with respect to Distributions and payments on liquidation, redemption or otherwise.

    Holdings will, through the Declaration, the Guarantee, the Subordinated Debt and the Subordinated Indenture, taken together, fully and unconditionally guarantee each LBH Trust's obligations under the Preferred Securities of such LBH Trust. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of each LBH Trust's obligations under the Preferred Securities of such LBH Trust.

STATUS OF THE GUARANTEES

    Each Guarantee will constitute an unsecured obligation of Holdings and will rank (i) subordinate and junior in right of payment to all other liabilities of Holdings, (ii) on a parity with the most senior preferred or preference stock now or hereafter issued by Holdings and with any guarantee now or hereafter entered into by Holdings in respect of any preferred securities of any affiliate of Holdings and (iii) senior to Holding's common stock. The Guarantees will not place a limitation on the amount of additional Senior Debt that may be incurred by Holdings.

    Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against Holdings to enforce its rights under a Guarantee without first instituting a legal proceeding against any other person or entity). Each such Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the applicable LBH Trust or upon distribution of Subordinated Debt to the holders of the applicable Preferred Securities in exchange for all such Preferred Securities.

CERTAIN COVENANTS OF HOLDINGS

    In each Guarantee, Holdings will covenant that, so long as any Trust Securities issued by the applicable LBH Trust remain outstanding, if (i) there shall have occurred any Event of Default under the

Subordinated Indenture with respect to the applicable series of Subordinated Debt held by such LBH Trust, (ii) Holdings shall be in default with respect to its payment of any obligations under such Guarantee or (iii) Holdings shall have given notice of its election of an Extension Period as provided in the certificate evidencing such Subordinated Debt and shall not have rescinded such notice, or such Extension Period or any extension thereof shall be continuing, then Holdings will not, and will not permit any subsidiary to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Holdings' capital stock or (y) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Holdings that rank on a parity with or junior in interest to Subordinated Debt or make any guarantee payments with respect to any guarantee by Holdings of the debt securities of any subsidiary of Holdings if such guarantee ranks on a parity with or junior in interest to such Subordinated Debt (other than (a) dividends or distributions in common stock of Holdings, (b) payments under the applicable Guarantee made by Holdings in respect of the Trust Securities of such LBH Trust, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of Holdings' benefit plans).

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities to which a Guarantee relates (in which case no consent of such holders will be required), a Guarantee may not be amended without the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation amount of the outstanding Preferred Securities to which a Guarantee relates. The manner of obtaining any such approval will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Holdings and shall inure to the benefit of the Holders of the related Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under a Guarantee will occur upon the failure of Holdings to perform any of its payment or other obligations thereunder. The Holders of not less than a majority in aggregate liquidation amount of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

    If the Guarantee Trustee fails to enforce a Guarantee, then any Holder of Preferred Securities to which such Guarantee relates may institute a legal proceeding directly against Holdings to enforce the Guarantee Trustee's rights under such Guarantee, without first instituting a legal proceeding against the LBH Trust that issued such Preferred Securities, the Guarantee Trustee or any other person or entity.

    Holdings, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not Holdings is in compliance with all the conditions and covenants applicable to it under any outstanding Guarantees.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by Holdings in performance of a Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to a Guarantee (that has not been cured or waived) that is actually known to a responsible officer of the Guarantee Trustee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee at the request of any Holder of Preferred Securities to which such Guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEES

    Each Guarantee will terminate as to the Preferred Securities issued by an LBH Trust and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities of such LBH Trust, upon full payment of the amounts payable upon liquidation of such LBH Trust or upon distribution of Subordinated Debt held by such LBH Trust to the holders of the Preferred Securities of such LBH Trust in exchange for all of the Preferred Securities of such LBH Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of related Preferred Securities issued by an LBH Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

GOVERNING LAW

    The Guarantees will be governed by and construed and interpreted in accordance with the laws of the State of New York.

                     DESCRIPTION OF OFFERED PREFERRED STOCK

    The following is a description of certain general terms and provisions of the Offered Preferred Stock. The particular terms of any series of any such Offered Preferred Stock will be described in an applicable Prospectus Supplement. If so indicated in such a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

    The summary of terms of any Offered Preferred Stock contained in this Prospectus and in an applicable Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Holdings' Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), filed as an exhibit to the Registration Statements of which this Prospectus is a part, and the certificate of designations relating to such series of Preferred Stock (the "Certificate of Designation"), the form of which is filed as an exhibit to the Registration Statement and which will be filed with the Secretary of State of Delaware, at or prior to the time of issuance of such series of Preferred Stock.

GENERAL

    The Restated Certificate of Incorporation authorizes the issuance of 38,000,000 shares of Preferred Stock, $1.00 par value per share. As of May 31, 1998, there were 32,100 shares of Cumulative Convertible Voting Preferred Stock, Series A (the "Series A Preferred Stock"), 12,967,900 shares of Cumulative Convertible Voting Preferred Stock, Series B (the "Series B Preferred Stock"), 500,000 shares of 5.94% Cumulative Preferred Stock, Series C (the "Series C Preferred Stock") and 1,000 shares of Redeemable Voting Preferred Stock (the "Redeemable Preferred Stock") issued and outstanding.

    SERIES A PREFERRED STOCK. The shares of Series A Preferred Stock are entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, in an amount equal to $1.955 per share per annum, payable quarterly on a cumulative basis. The liquidation preference of the Series A Preferred Stock is equal to $39.10 plus accumulated and unpaid dividends. Holdings may redeem the Series A Preferred Stock at any time in whole or in part, at a price per share equal to $39.10, but only if there is a public market for the Holdings' common stock and the average market price of shares of Holdings' common stock exceeds the conversion price on the date notice of redemption is given.

    Each share of Series A Preferred Stock is convertible, at any time prior to the date of redemption, into 0.3178313 of a share of Holdings' common stock, subject to adjustment, provided that at least 250,000 shares of Series A Preferred Stock (or such lesser number of shares then outstanding) must be converted each time. Holders of Series A Preferred Stock are entitled to vote, together with the holders of Holdings' common stock as one class (except as otherwise required by law), on all matters to be voted on by stockholders of Holdings. Each share of Series A Preferred Stock is entitled to the number of votes per share equal to the quotient obtained by dividing $39.10 by the conversion price then in effect. In addition, the holders of the Series A Preferred Stock have voting rights in certain other circumstances.

    SERIES B PREFERRED STOCK. The terms of the Series B Preferred Stock (including dividend rate, voting rights and liquidation preference) are identical in all material respects to the terms of the Series A Preferred Stock, except that conversion of the Series B Preferred Stock is not subject to the restriction in the terms of the Series A Preferred Stock requiring that at least 250,000 shares thereof be converted at any one time.

    SERIES C PREFERRED STOCK. The Company issued depositary receipts for 5,000,000 Depositary Shares, each of which represents 1/10th of a share of Series C Preferred Stock. The shares of Series C Preferred Stock are entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, in an amount equal to $29.70 per share per annum (equivalent to $2.97 per Depositary Share), payable quarterly on a cumulative basis. The amount of dividends payable in respect of the Series C Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue

Code of 1986, as amended. The liquidation preference of the Series C Preferred Stock is equal to $500.00 per share (equivalent to $50.00 per Depositary Share) plus accumulated and unpaid dividends. On and after May 31, 2008, Holdings may redeem shares of Series C Preferred Stock at a price per share equal to $500.00 (equivalent to $50.00 per Depositary Share) plus accumulated and unpaid dividends. The Series C Preferred Stock has no voting rights except as required by law, in the event that dividends are in arrears for six calendar quarters and in certain other limited circumstances. If the holders of Series C Preferred Stock are entitled to vote, each share has one vote per share.

    REDEEMABLE PREFERRED STOCK. As of the date of this Prospectus, American Express Company and Nippon Life Insurance Company together own all of the issued and outstanding shares of Redeemable Preferred Stock.

    The shares of Redeemable Preferred Stock are entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, on a cumulative basis. Beginning on December 1, 1994, the holders of Redeemable Preferred Stock are entitled to receive annual dividends in an amount equal to, in the aggregate, 50% of the amount, if any, by which the Company's net income for the applicable dividend period for the fiscal year exceeds $400 million, up to a maximum of $50 million for any such period (pro rated for the last dividend period which runs from December 1, 2001 to May 31, 2002) (the "Dividend Formula"). The liquidation preference per share of the Redeemable Preferred Stock is $1.00 plus accumulated and unpaid dividends and accrued interest, if any, thereon at a specified rate.

    Subject to funds being legally available therefor, Holdings is required to redeem all of the Redeemable Preferred Stock on the final dividend payment date therefor, or as soon as practicable thereafter when funds become legally available, at a price per share equal to the liquidation preference referred to above. In addition, if a Designated Event (as defined in the Restated Certificate of Incorporation) occurs, the holders of the Redeemable Preferred Stock have the right to require Holdings to redeem, out of funds legally available therefor, all of the Redeemable Preferred Stock for an aggregate redemption price equal to $200 million if such Designated Event takes place prior to November 30, 1998, declining $50 million per year thereafter.

    Holders of Redeemable Preferred Stock are entitled to vote, together with the holders of Holdings' common stock as one class, on all matters to be voted on by stockholders of Holdings. Notwithstanding the foregoing, American Express has agreed that so long as it or any of its subsidiaries holds any shares of the Redeemable Preferred Stock, it will vote such shares in the same proportion as the votes cast by the holders of shares of Holdings' common stock on matters to be voted on by stockholders of Holdings generally. Each share of Redeemable Preferred Stock is entitled to 1,059 votes. In addition, if the equivalent of six quarterly dividends (whether or not consecutive) to which the holders of the Redeemable Preferred Stock are entitled in accordance with the Dividend Formula, or to which the holders of any Parity Preferred Stock are entitled pursuant to the terms of such Parity Preferred Stock, are in arrears, then the authorized number of directors of Holdings shall be increased by two and the holders of the Redeemable Preferred Stock will have the right (voting as a class with the holders of any other Parity Preferred Stock of Holdings upon which like voting rights have been conferred and are exercisable) to elect such two directors until such time as all accumulated dividends have been paid. In addition, the holders of Redeemable Preferred Stock have voting rights in certain other circumstances.

                            ------------------------

    Subject to the Restated Certificate of Incorporation and to any limitations contained in then outstanding Preferred Stock, Holdings may issue additional classes or series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of Holdings.

    The Offered Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in an applicable Prospectus Supplement. Reference is made to such Prospectus Supplement for specific terms, including (1) the designation of such Offered Preferred Stock;
(2) the number of shares of such Offered Preferred Stock, the liquidation preference per share and the initial offering price of such Offered Preferred Stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Offered Preferred Stock; (4) the date from which dividends on such Offered Preferred Stock shall accumulate, if applicable; (5) the procedures for any auction and remarketing, if any, of such Offered Preferred Stock; (6) the provision of a sinking fund, if any, for such Offered Preferred Stock; (7) the provision for redemption, if applicable, of such Offered Preferred Stock; (8) any listing of such Offered Preferred Stock on any securities exchange; (9) the terms and conditions, if applicable, upon which such Offered Preferred Stock will be convertible into or exchangeable for Holdings' common stock or other securities, and whether at the option of the holder thereof or the Company; (10) whether such Offered Preferred Stock will rank senior or junior to or on a parity with any other class or series of Offered Preferred Stock; (11) the voting rights, if any, of such Offered Preferred Stock; (12) any conversion or exchange rights of such Offered Preferred Stock; (13) whether Holdings has elected to offer Depositary Shares with respect to such Offered Preferred Stock as described below under "Depositary Shares"; (14) any other specific terms, preferences, rights limitations or restrictions of such Offered Preferred Stock; and (15) a discussion of Federal income tax considerations applicable to such Offered Preferred Stock.

    The Offered Preferred Stock will, when issued, be fully paid and non-assessable.

RANK

    Each series of Offered Preferred Stock will, with respect to dividends or upon liquidation, dissolution or winding up, rank (i) senior to all common stock of Holdings, and to all equity securities issued by Holdings the terms of which specifically provide that such equity securities rank junior to such Offered Preferred Stock (collectively referred to as "Junior Securities"); (ii) on a parity with equity securities issued by Holdings if the terms of such Offerred Preferred Stock provide that it shall rank on a parity with such equity securities (collectively referred to as "Parity Preferred Stock"); and (iii) junior to all equity securities issued by Holdings the terms of which specifically provide that such equity securities rank senior to such Offered Preferred Stock (collectively referred to as "Senior Securities").

    Each series of Offered Preferred Stock will rank on a parity with the Series A Preferred Stock, the Series B Preferred Stock and the Redeemable Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

DIVIDENDS

    Holders of shares of Offered Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable on such dates and at such rates per share per annum as set forth in an applicable Prospectus Supplement. Each such dividend will be payable to the holders of record as they appear on the stock books of Holdings (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors or a duly authorized committee thereof, or specified in such Prospectus Supplement. No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Offered Preferred Stock, dividends for all dividend payment periods of such Offered Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of Offered Preferred Stock next preceding such dividend payment date, on the other hand.

    Except as set forth in the preceding sentence, unless full cumulative dividends on the Offered Preferred Stock have been paid through the most recently completed dividend period for such Offered Preferred Stock, no dividends (other than in Holdings' common stock) may be paid or declared and set aside for payment or other distribution made upon such common stock or on any other stock of Holdings that are Junior Securities or Parity Preferred Stock as to dividends, nor may any Holdings' common stock or shares of any other stock of Holdings that are Junior Securities or Parity Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of Holdings in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of such Offered Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment), provided that any such Junior Securities or Parity Preferred Stock or Holdings' common stock may be converted into or exchanged for shares of stock that are Junior Securities as to dividends.

    Payment of dividends on any series of Offered Preferred Stock may be restricted by loan agreements, indentures or other transactions entered into by Holdings.

CONVERTIBILITY

    No series of Offered Preferred Stock offered hereby will be convertible into, or exchangeable for, other securities or property except as set forth in an applicable Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Offered Preferred Stock offered hereby will be redeemable or receive the benefit of a sinking fund except as set forth in an applicable Prospectus Supplement.

LIQUIDATION

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, holders of any series of Offered Preferred Stock then outstanding shall be entitled to receive out of the assets of Holdings available for distribution to its stockholders, after any distribution is made to or set aside for holders of Senior Securities and before any distribution is made to holders of Junior Securities, the liquidation preference per share specified in an applicable Prospectus Supplement, if any, in each case together with any accumulated and unpaid dividends. After payment of the full amount of the liquidation preference and such dividends, the holders of shares of Offered Preferred Stock will not be entitled to any further participation in any distribution of assets by Holdings. If, upon any liquidation, dissolution or winding up of the assets of Holdings, the assets of Holdings, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of Holdings with or into any other corporation, nor a merger of any other corporation with or into Holdings, nor a sale or transfer of all or any part of Holdings' assets shall be considered a liquidation, dissolution or winding up of Holdings.

    The Restated Certificate of Incorporation does not contain any language requiring funds to be set aside to protect the liquidation preference of the Offered Preferred Stock, although such liquidation preference may be substantially in excess of the par value of the Offered Preferred Stock. In addition, Holdings is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of Holdings) that requires a restriction upon the surplus of Holdings solely because the liquidation preference of Offered Preferred Stock will exceed its par value.

Consequently, there will be no restriction upon surplus of Holdings solely because the liquidation preference of Offered Preferred Stock will exceed the par value and there will be no remedies available to holders of Offered Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of Holdings, solely by reason of the fact that such dividend would reduce the surplus of Holdings to an amount less than the difference between the liquidation preference of Offered Preferred Stock and its par value.

VOTING

    Except as provided by Delaware law, no series of Offered Preferred Stock will be entitled to vote except as provided in an applicable Prospectus Supplement.

MISCELLANEOUS

    The holders of Offered Preferred Stock will have no preemptive rights. Shares of Offered Preferred Stock redeemed or otherwise reacquired by Holdings shall be retired and, upon the taking of any action required by applicable law, resume the status of authorized and unissued shares of Offered Preferred Stock undesignated as to series, and shall be available for subsequent issuance. The shares of a series of Offered Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in an applicable Prospectus Supplement, the Restated Certificate of Incorporation or the related Certificate of Designation or as otherwise required by law. Neither the par value nor the liquidation preference is indicative of the price at which the Offered Preferred Stock will actually trade on or after the date of issuance.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Offered Preferred Stock will be described in an applicable Prospectus Supplement.

DEPOSITARY SHARES

    GENERAL. Holdings may, at its option, elect to offer fractional shares of Offered Preferred Stock, rather than full shares of Offered Preferred Stock. In the event such option is exercised, Holdings will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Offered Preferred Stock as described below.

    The shares of any series of Offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Holdings and a bank or trust company selected by Holdings having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Offered Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

    Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of Holdings, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Holdings' expense. In addition, subject to the terms of the Deposit Agreement, holders of Depositary Shares are entitled to withdraw and receive, upon surrender of Depositary Receipts, certificates evidencing the fractional number of shares of Offered Preferred Stock represented by such Depositary Receipts.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Offered Preferred Stock to the record holders of Depositary Shares relating to such Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Holdings, sell such property and distribute the net proceeds from such sale to such holders.

    REDEMPTION OF DEPOSITARY SHARES. If a series of Offered Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Offered Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Offered Preferred Stock. Whenever Holdings redeems shares of Offered Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Offered Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

    VOTING THE OFFERED PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Offered Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Offered Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Offered Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Offered Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Holdings will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Offered Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Offered Preferred Stock.

    AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Holdings and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by Holdings or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Offered Preferred Stock in connection with any liquidation, dissolution or winding up of Holdings and such distribution has been distributed to the holders of Depositary Receipts.

    CHARGES OF DEPOSITARY. Holdings will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Holdings will pay charges of the Depositary in connection with the initial deposit of the Offered Preferred Stock and any redemption of the Offered Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Offered Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

    MISCELLANEOUS. The Depositary will forward to holders of Depositary Receipts all reports and communications from Holdings that are delivered to the Depositary and which Holdings is required to furnish to the holders of the Offered Preferred Stock.

    Neither the Depositary nor Holdings will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Holdings and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Offered Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Offered Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

    RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to Holdings notice of its election to do so, and Holdings may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "Description of Debt Securities--Denominations, Registration and Transfer"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of (i) an international organization (as defined in Section 7701(a)(18) of the Code), (ii) a foreign central bank (as defined in
Section 895 of the Code), or (iii) any underwriter, agent, or dealer offering or selling Bearer Securities during the restricted period (a "Distributor") pursuant to a written contract with the issuer or with another Distributor, that purchases Bearer Securities for resale or for its own account and agrees to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a Bearer Security may be made during the restricted period to a United States person who acquired and holds the Bearer Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling Bearer Securities during the restricted period must agree not to offer or sell Bearer Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling Bearer Securities are aware of these restrictions.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. See "United States Taxation--Backup Withholding and Information Reporting." As used herein, a "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust that is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. The term "Non-United States Holder" means any Holder which is not a United States person.

                             UNITED STATES TAXATION

    In the opinion of Simpson Thacher & Bartlett, special United States tax counsel to the Company, the following discussion is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Debt Securities as of the date hereof. Except where noted, it deals only with Debt Securities held as capital assets by United States Holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Debt Securities or Depositary Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. This summary deals only with Debt Securities that are classified as debt for United States federal income tax purposes. Any special United States federal income tax considerations relevant to a particular issue of Debt Securities or Depositary Shares will be provided in the applicable Prospectus Supplement. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF DEBT SECURITIES OR DEPOSITARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

PAYMENTS OF INTEREST

    Except as set forth below, interest on a Debt Security will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Debt Security means a holder that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust that is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

ORIGINAL ISSUE DISCOUNT

    United States Holders of Debt Securities issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Debt Securities should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Debt Securities generally will not be required to include separately in income cash payments received on the Debt Securities, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). Debt Securities issued with OID will be referred to as "Original Issue Discount Debt Securities." Notice will be given in the applicable Prospectus Supplement when the Company determines that a particular Debt Security will be an Original Issue Discount Debt Security. This summary is based upon Treasury regulations applicable to debt instruments issued with OID (the "OID Regulations").

    A Debt Security with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Debt Security other than "qualified stated interest") will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Debt Security in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable Prospectus Supplement when the Company determines that a particular Debt Security will bear interest that is not qualified stated interest.

    In the case of a Debt Security issued with de minimis OID (I.E., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the Debt Securities are made in proportion to the stated principal amount of the Debt Security. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

    Original Issue Discount Debt Securities that may be redeemed prior to their stated maturity at the option of the Company and/or at the option of the Holder may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Debt Securities with such features should carefully examine the applicable Prospectus Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Debt Securities.

    United States Holders of Original Issue Discount Debt Securities with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Debt Security is the sum of the "daily portions" of OID with respect to the Debt Security for each day during the taxable year or portion of the taxable year in which such United States Holder held such Debt Security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Debt Security may be of any length and may vary in length over the term of the Debt Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Debt Security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Debt Security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Debt Securities held of record by persons other than corporations and other exempt holders.

    In the case of certain Original Issue Discount Debt Securities that are floating rate Debt Securities, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Debt Security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Debt Security on its date of issue or, in the case of certain floating rate Debt Securities, the rate that reflects the yield to maturity that is reasonably expected for the Debt Security. Additional rules may apply if interest on a floating rate Debt Security is based on more than one interest index. Persons considering the purchase of floating rate Debt Securities should carefully examine the applicable Prospectus Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Debt Securities.

    United States Holders may elect to treat all interest on any Debt Security as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Debt Security, and may not be revoked without the consent of the IRS. UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THIS ELECTION.

SHORT-TERM DEBT SECURITIES

    In the case of Original Issue Discount Debt Securities having a term of one year or less ("Short-Term Debt Securities"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Debt Security, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Debt Security are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include any stated interest in income as it is received). United States Holders that report income for federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Debt Securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Debt Security will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to include currently accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Debt Securities.

MARKET DISCOUNT

    If a United States Holder purchases a Debt Security (other than an Original Issue Discount Debt Security) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Debt Security, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Debt Security at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Debt Security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Debt Security.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Debt Security may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a Debt Security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Debt Security after the purchase date other than payments of qualified stated interest will be considered to have purchased such Debt Security at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Debt Security for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    A United States Holder that purchases a Debt Security for an amount in excess of the sum of all amounts payable on the Debt Security after the purchase date other than qualified stated interest will be considered to have purchased such Debt Security at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Debt Security (or over a shorter period in certain instances) on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Debt Security. Bond premium on a Debt Security held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Debt Security. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Final Treasury regulations issued on December 30, 1997 provide that, at a holder's election, premium may be amortized to offset interest income only as a United States Holder takes the qualified stated interest into account under the United States Holder's regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (i) the holder will exercise or not exercise options in a manner that maximizes the holder's yield and (ii) the issuer will exercise or not exercise options in a manner that minimizes the holder's yield, except with respect to call options for which the issuer is assumed to exercise such call options in a manner that maximizes the holder's yield. To the extent the assumptions prove incorrect, adjustments may then be made to the holder's bond premium amortization. The final regulations are effective for debt instruments acquired on or after March 2, 1998. However, if a United States Holder elects to amortize bond premium for the taxable year containing March 2, 1998 or for any subsequent taxable year, the final Treasury regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year. Once made, the election cannot be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF DEBT SECURITIES

    A United States Holder's tax basis in a Debt Security will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Debt Security previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Debt Security other than qualified stated interest. Upon the sale, exchange or retirement of a Debt Security, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Debt Security. Except as described above with respect to certain Short-Term Debt Securities or with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Debt Security has been held for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation, with additional rate reductions applicable to gains from capital assets held for more than 18 months. The deductibility of capital losses is subject to limitations. Prospective investors should consult their own tax advisors with respect to the treatment of capital gains and losses.

TAX CONSEQUENCES OF SATISFACTION AND DISCHARGE

    The Company may discharge its obligations under the Debt Securities as more fully described under "Description of Debt Securities--Satisfaction and Discharge" above. Such a discharge would generally for federal income tax purposes constitute the retirement of the Debt Securities and the issuance of new obligations with the result that Holders of the Debt Securities would realize gain or loss (if any) on such exchange, which would be recognized depending upon, for example, whether the exchange qualified as a tax-free recapitalization for federal income tax purposes or whether the wash sale loss disallowance rules applied. Any such gain would generally not be taxable to Non-United States Holders under the circumstances outlined below. Furthermore, following discharge, the Debt Securities might be subject to withholding, backup withholding and/or information reporting and might be issued with OID. Similar results might occur if the Company defeases certain obligations as described under "Description of Debt Securities--Defeasance of Certain Obligations".

EXTENDIBLE DEBT SECURITIES, RENEWABLE DEBT SECURITIES AND RESET DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement relating to a Debt Security, the Company may have the option to extend the maturity of a Debt Security (an "Extendible Debt Security" or a "Renewable Debt Security"). In addition, the Company may have the option to reset the interest rate, the Spread or the Spread Multiplier (a "Reset Debt Security"). The treatment of a United States Holder of Debt Securities with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such Debt Securities by the Company pursuant to the exercise of such option (the "Revised Terms"). Such United States Holder may be treated for federal income tax purposes as having exchanged such Debt Securities (the "Old Debt Securities") for new Debt Securities with Revised Terms (the "New Debt Securities"). If the exercise of the option by the Company is not treated as an exchange of Old Debt Securities for New Debt Securities, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Debt Securities for New Debt Securities, a United States Holder would recognize gain or loss equal to the difference between the issue price of the New Debt Securities and the United States Holder's tax basis in the Old Debt Securities.

    The presence of such options may also affect the calculation of OID, among other things. The OID Regulations provide that, solely for purposes of the accrual of OID, an issuer of a debt instrument having an option or combination of options to extend the term of the debt instrument will be presumed to exercise such option or options in a manner that minimizes the yield on the debt instrument. Conversely, if a holder is treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on the debt instrument. If the exercise of such option or options to extend the term of the debt instrument actually occurs or the option to put does not occur, contrary to the presumption made under the OID Regulations (a "change in circumstances"), then, solely for purposes of the accrual of OID, the debt instrument is treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on the date. Persons considering the purchase of Extendible Debt Securities, Renewable Debt Securities or Reset Debt Securities should carefully examine the applicable Prospectus Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Debt Securities.

FOREIGN CURRENCY DEBT SECURITIES

    The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Debt Security denominated in a Specified Currency other than the U.S. dollar (a "Foreign Currency Debt Security"). If interest payments are made in a Foreign Currency to a United States Holder that is not required to accrue such interest prior to its receipt, such holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Foreign Currency received at the "spot rate" for such Foreign Currency on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

    A United States Holder that is required to accrue interest on a Foreign Currency Debt Security prior to the receipt of such interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). An accrual basis holder may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. Upon receipt of an interest payment on such Debt Security, such United States Holder will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the "spot rate" for such Foreign Currency on the date received) and the U.S. dollar value of the interest income that such United States Holder has previously included in income with respect to such payment.

    OID on a Debt Security that is also a Foreign Currency Debt Security will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate for such Foreign Currency on the date of payment). For this purpose, all receipts on a Debt Security will be viewed first as the receipt of any stated interest payments called for under the terms of the Debt Security, second as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the receipt of principal.

    The amount of market discount on Foreign Currency Debt Securities includible in income will generally be determined by translating the market discount determined in the Foreign Currency into U.S. dollars at the spot rate on the date the Foreign Currency Debt Security is retired or otherwise disposed of. If the United States Holder has elected to accrue market discount currently, then the amount which accrues is determined in the Foreign Currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. A United States Holder will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

    Bond premium on a Foreign Currency Debt Security will be computed in the applicable Foreign Currency. With respect to a United States Holder that elects to amortize the premium, the amortizable bond premium will reduce interest income in the applicable Foreign Currency. At the time bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized based on the difference between spot rates at such time and at the time of acquisition of the Foreign Currency Debt Security. A United States Holder that does not elect to amortize bond premium will translate the bond premium, computed in the applicable Foreign Currency, into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

    A United States Holder's tax basis in a Foreign Currency Debt Security will be the U.S. dollar value of the Foreign Currency amount paid for such Foreign Currency Debt Security determined at the time of such purchase. A United States Holder that purchases a Debt Security with previously owned Foreign Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between his tax basis in such Foreign Currency and the fair market value of the Debt Security in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

    For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, retirement or other disposition of a Foreign Currency Debt Security, the amount realized upon such sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in Foreign Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange, retirement or other disposition.

    A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a Foreign Currency Debt Security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a Foreign Currency Debt Security. Under proposed Treasury Regulations issued on March 17, 1992, if a Foreign Currency Debt Security is denominated in one of certain hyperinflationary currencies, generally (i) exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that such Debt Security was held and (ii) such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Debt Security.

    A United States Holder's tax basis in Foreign Currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a Foreign Currency Debt Security will be the U.S. dollar value thereof at the spot rate at the time the holder received such Foreign Currency. Any gain or loss recognized by a United States Holder on a sale, exchange, retirement or other disposition of Foreign Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

DUAL CURRENCY DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement relating to a Foreign Currency Debt Security, the Company may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency (the "Optional Payment Currency") other than the Specified Currency. The United States federal income tax treatment of Dual Currency Debt Securities is uncertain. Treasury Regulations currently in effect do not address the tax treatment of Dual Currency Debt Securities. Under the approach of proposed Treasury Regulations issued on March 17, 1992, a Dual Currency Debt Security would be bifurcated into two hypothetical instruments: (i) a zero coupon bond denominated in the currency of the stated redemption price at maturity, and (ii) an installment obligation denominated in the currency of the qualified stated interest payments. The proposed regulations are effective only for Debt Securities issued or transactions occurring after final regulations are published. Persons considering the purchase of Dual Currency Debt Securities should carefully examine the applicable Prospectus Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Debt Securities.

    A United States Holder of a Dual Currency Debt Security with respect to which the Company's option has been exercised may be considered to have exchanged a Debt Security denominated in the Specified Currency for a Debt Security denominated in the Optional Payment Currency. If the exercise of the option by the Company is not treated as a deemed exchange, a United States Holder of a Dual Currency Debt Security will not recognize gain or loss and the Holder's basis in the Debt Security will be unchanged. If the exercise of the option is treated as a taxable exchange, a United States Holder will recognize gain or loss, if any, equal to the difference between the holder's basis in the Debt Security denominated in the Specified Currency and the value of the Debt Security denominated in the Optional Payment Currency.

CONTINGENT PAYMENT DEBT SECURITIES

    The OID Regulations contain special rules for determining the timing and amount of OID to be accrued with respect to certain Debt Securities providing for one or more contingent payments ("Contingent Payment Debt Security"). Under these rules, United States Holders will accrue OID each year based on the "comparable yield" of the Debt Securities. The comparable yield of the Debt Securities will generally be the rate at which the Company would issue a fixed rate debt instrument with terms and conditions similar to the Debt Securities. The Company is required to provide the comparable yield to the United States Holders and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the Debt Securities and estimates the amount and timing of contingent payments on the Debt Securities. Notice will be given in the applicable Prospectus Supplement when the Company determines that a particular Debt Security will be treated as a Contingent Payment Debt Security.

    The amount of OID on a Contingent Payment Debt Security for each accrual period will be determined by multiplying the comparable yield of the Contingent Payment Debt Security (adjusted for the length of the accrual period) by the Debt Security's adjusted issue price at the beginning of the accrual period (determined in accordance with the rules set forth in the OID Regulations relating to contingent payment debt instruments). The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that the United States Holder holds the Contingent Payment Debt Security.

    If the actual payments made on the Contingent Payment Debt Securities in a taxable year differ from the projected contingent payments, the OID Regulations require that adjustments be made for such differences. A positive adjustment (i.e., the amount by which an actual payment exceeds a projected contingent payment) will be treated as additional interest. A negative adjustment will first reduce the amount of interest required to be accrued in the current year. Any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that the United States Holder's total interest inclusions on the Contingent Payment Debt Security exceed the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the Contingent Payment Debt Security in prior taxable years. Any excess negative adjustments will be carried forward to offset future income or amount realized on disposition of the Contingent Payment Debt Securities.

    Gain on the sale, exchange, or retirement of a Contingent Payment Debt Security generally will be treated as ordinary income. Loss from the disposition of a Contingent Payment Debt Security will be treated as ordinary loss to the extent of the United States Holder's prior net interest inclusions (reduced by the total net negative adjustments previously allowed to the United States Holder as ordinary loss). Any loss in excess of such amount will be treated as capital loss.

    A United States Holder is generally bound by the comparable yield and projected payment schedule provided by the Company. However, if a United States Holder believes that the Company's projected payment schedule is unreasonable, a United States Holder may set its own projected payment schedule so long as such United States Holder explicitly discloses the use of such schedule and the reason therefor. Unless otherwise prescribed by the Commissioner of the IRS, such disclosure must be made in a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Debt Security is acquired.

    For special treatment of Foreign Currency Debt Securities or Dual Currency Debt Securities that are also Contingent Payment Debt Securities see the applicable Prospectus Supplement.

    The rules regarding Contingent Payment Debt Securities are complex. Investors considering the purchase of Debt Securities providing for one or more contingent payments should carefully examine the applicable Prospectus Supplement and consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Debt Securities.

NON-UNITED STATES HOLDERS

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal, premium, if any, or interest (which for purposes of this discussion includes
    OID) on a Debt Security owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Debt Security is described in section 881(c)(3)(A) of the Code, (iv) in the case of a Registered Security, the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder and (v) such interest is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder;

        (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a Debt Security; and

        (c) a Debt Security beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Debt Security would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Debt Security, or a financial institution holding the Debt Security on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. person, citizen or resident. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person, citizen or resident (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Debt Security on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under Treasury regulations (the "Final Regulations") finalized in 1997, the statement requirement referred to in
(a)(iv) above may be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

    If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, as might be the case with a Contingent Payment Debt Security, payments of premium, if any, and interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Debt Security provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption or reduced rate from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the
Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Debt Security is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such premium, if any, and interest (including OID) on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Debt Security will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale, exchange or retirement of a Debt Security will generally not be subject to United States federal income tax if
(i) such gain or income is not effectively connected with a trade or business in the United States of the Non-United States Holder, and (ii) in the case of a Non-United States Holder who is an individual, such individual is not present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are not met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Debt Securities and to the proceeds of sale of a Debt Security made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    No information reporting on IRS Form 1099 or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders (1) if those payments are made outside of the United States on Bearer Securities or (2) on Registered Securities with respect to which a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person. However, interest (including OID) paid to a Non-United States Holder on a Registered Security will be required to be reported annually on IRS Form 1042-S.

    In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Debt Security are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Debt Security, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Debt Security to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, after December 31, 1999, if such nominee, custodian, agent or broker is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

    Payments of principal, interest, OID and premium on a Debt Security paid to the beneficial owner of a Debt Security by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Debt Security, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

PREFERRED STOCK AND DEPOSITARY SHARES

    Persons considering the purchase of Offered Preferred Stock or Depositary Shares should carefully examine the applicable Prospectus Supplement regarding the United States federal income tax consequences of the holding and disposition of such Offered Preferred Stock and Depositary Shares.

                              CAPITAL REQUIREMENTS

    As a registered broker-dealer, Lehman Brothers is subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. Lehman Brothers computes net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

    The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital cannot be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

    Compliance with the Net Capital Rule could limit those operations of Lehman Brothers that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock. The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

    Holdings may sell any series of Debt Securities, Offered Preferred Stock or Depositary Shares and any LBH Trust may sell Preferred Securities in any one or more of the following ways: (i) through, or through underwriting syndicates managed by, Lehman Brothers alone or with one or more other underwriters; (ii) through one or more dealers or agents (which may include Lehman Brothers); or
(iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents with respect to the offer and sale of Securities are set forth on the cover of the Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in such Prospectus Supplement are underwriters or agents, respectively, in connection with such Securities. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which such Securities will be listed. Securities acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. To the extent, if any, that Securities to be purchased by Lehman Brothers, as underwriter, are not resold by it or are not resold at the public offering price set forth in an applicable Prospectus Supplement, the funds derived from such offering by the Company on a consolidated basis may be reduced.

    If so indicated in an applicable Prospectus Supplement, Holdings will authorize the underwriters named therein to solicit offers by certain institutional investors to purchase Debt Securities providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Debt Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, educational charitable institutions and such other institutions as may be approved by Holdings. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) Holdings shall have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by such arrangements. Underwriters named therein will not have any responsibility in respect of the validity of such arrangements or the performance of Holdings or such institutional investors thereunder.

    Each distributor of Bearer Securities will agree that it will not offer or sell during the restricted period, directly or indirectly, Bearer Securities in the United States or to United States persons (other than as discussed under "Limitations on Issuance of Bearer Securities") and in connection with the sale of Bearer Securities during the restricted period, will not deliver definitive Bearer Securities within the United States. See "Limitations on Issuance of Bearer Securities."

    Securities may also be offered and sold, if so indicated in an applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Holdings. Any remarketing firm will be identified and the terms of its agreement, if any, with Holdings and its compensation will be described in such Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

    Each underwriter, agent or remarketing firm will represent and agree that
(i) it has not offered or sold and, prior to the expiration of six months from the issue date thereof, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Securities if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.

    The underwriting and agency arrangements for any offering of the Securities will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 ERISA MATTERS

    Each of Holdings and Lehman Brothers may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. ANY EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE DEBT SECURITIES OR THE PREFERRED SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                                 LEGAL OPINIONS

    Unless otherwise indicated in an applicable Prospectus Supplement, the validity of the Debt Securities, Preferred Stock, Depositary Shares and Guarantees offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings, for the LBH Trusts by Richards, Layton & Finger, One Rodney Square, Wilmington, Delaware 19899, and for the underwriters or agents by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and financial statement schedule of the Company for each of the three years in the period ended November 30, 1997 appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
             PROSPECTUS SUPPLEMENT
Certain Terms of Series D Preferred Stock.......        S-2
Description of Depositary Shares................        S-7
Underwriting....................................        S-9
                   PROSPECTUS
Available Information...........................          2
Documents Incorporated by Reference.............          3
The Company.....................................          4
The LBH Trusts..................................          4
Use of Proceeds.................................          5
Ratio of Earnings to Fixed Charges..............          6
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.....................          6
Description of Debt Securities..................          7
Description of Preferred Securities.............         19
Description of Guarantees.......................         21
Description of Offered Preferred Stock..........         25
Limitations on Issuance of Bearer Securities....         31
United States Taxation..........................         33
Capital Requirements............................         43
Plan of Distribution............................         44
ERISA Matters...................................         45
Legal Opinions..................................         45
Independent Accountants.........................         45

                                4,000,000 SHARES
                                LEHMAN BROTHERS
                                 HOLDINGS INC.
                            DEPOSITARY SHARES, EACH
                        REPRESENTING A 1/100TH INTEREST
                         IN A SHARE OF 5.67% CUMULATIVE
                           PREFERRED STOCK, SERIES D

                              -------------------

                             PROSPECTUS SUPPLEMENT
                                 JULY 21, 1998
                             ---------------------

                                LEHMAN BROTHERS

                             ABN AMRO INCORPORATED

                            BEAR, STEARNS & CO. INC.

                             CHASE SECURITIES INC.

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

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